Exhibit 99.1

CONSOL Energy Announces Results for the Fourth Quarter and Full Year 2021

CANONSBURG, PA (February 8, 2022) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Highlights Include:

•	GAAP net income of $117.3 million, $30.7 million[1] excluding unrealized mark-to-market gain related to commodity derivatives;
•	Quarterly adjusted EBITDA[1] of $120.6 million;
•	Our Itmann low-vol metallurgical coal project remains on track with start-up expected in 2H2022;
•	Net cash provided by operating activities of $52.4 million;
•	Quarterly free cash flow[1] of $24.5 million, despite a working capital increase of $38.2 million;
•	Coal shipments of 5.6 million tons, despite ongoing transportation delays;
•	Near fully-contracted for 2022 and 11.4 million tons contracted for 2023;
•	Cash and cash equivalents of $149.9 million plus $48.3 million in restricted cash as of December 31, 2021;
•	Reduced total debt outstanding by $30.8 million during 4Q21; and
•	Net leverage ratio[1] of 1.49x as of December 31, 2021.

Full Year 2021 Highlights Include:

•	GAAP net income of $34.1 million, $73.3 million[1] excluding unrealized mark-to-market loss related to commodity derivatives;
•	Adjusted EBITDA[1] of $378.2 million;
•	Net cash provided by operating activities of $305.6 million;
•	Free cash flow[1] of $186.4 million;
•	Record Pennsylvania Mining Complex (PAMC) export tons of 11.0 million tons;
•	Coal shipments of 23.7 million tons, of which 37% were used in non-power generation applications;
•	Payments on total consolidated indebtedness of $101.2 million – reduced Term Loan A, Term Loan B, second lien notes and equipment-financed debt outstanding by $25.0 million, $30.9 million, $17.1 million and $28.2 million, respectively; and
•	Issued $75.0 million in tax-exempt bonds, of which $46.1 million is available in escrow as restricted cash.

Management Comments

“In the fourth quarter of 2021, CEIX delivered a strong operational and financial performance following challenging geological issues in the third quarter, which continued into October. With these issues now behind us, we have normalized our operations and finished the year with 23.9 million tons of production. Continued transportation delays limited our upside potential in the fourth quarter and ultimately our full-year production tonnage. Nonetheless, on total costs and expenses of $1,224 million, we ended 2021 with an average cash cost of coal sold per ton1 of just above $28 at the PAMC despite ongoing inflationary pressures, generated $186 million in free cash flow1 and added approximately $100 million of unrestricted cash and cash equivalents to our balance sheet. Furthermore, we continued to execute our debt reduction strategy and made payments of more than $100 million toward our legacy debt outstanding, while additionally raising $75 million in tax-exempt bonds, which will fund future expenditures on our refuse disposal areas at the PAMC. Looking ahead, we are near fully-contracted for calendar year 2022 and have successfully layered in additional contract tons for 2023 and beyond. We recently entered into long-term coal supply contracts in the export market with multiple buyers for approximately 7 million tons to be delivered through 2024, primarily in the industrial market. Finally, construction of the Itmann preparation plant remains on schedule and on budget, which should add upside to the second half of 2022 when the plant starts up.”

“On the safety front, our Bailey Preparation Plant and CONSOL Marine Terminal (CMT) each had ZERO employee recordable incidents during the full-year of 2021. Our full-year total recordable incident rate at the PAMC continues to track significantly and consistently below the national average for underground bituminous coal mines, finishing the year approximately 54% below the national year-to-date average (based on the latest available MSHA data).”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our sales team sold 5.6 million tons of coal during the fourth quarter of 2021 at an average revenue per ton of $51.27, compared to 5.9 million tons at an average revenue per ton of $39.05 in the year-ago period. The significant improvement in the average revenue per ton was due to vast improvements in the coal, natural gas, and electric power markets compared to the prior-year quarter.

In the domestic market, the commodity markets continued to significantly improve during the fourth quarter of 2021 compared to the prior-year period. The average Henry Hub natural gas spot price and average PJM West day-ahead power price ended 4Q21 improved by 88% and 136%, respectively, compared to the year-ago quarter. Consistent with these improved market conditions, the U.S. Energy Information Administration (EIA) reports that domestic coal consumption was approximately 546 million tons in 2021, a 14% increase from 2020. Furthermore, the EIA estimates that domestic coal consumption will remain largely unchanged for 2022 and 2023 at approximately 533 million tons annually. However, despite sustained coal demand, supply is expected to remain tight. According to IHS Markit, total U.S. coal production is expected to increase to 596 million tons, a 3% increase in 2022 versus 2021, before dropping by 55 million tons to 541 million tons in 2023. Furthermore, the EIA reports that November coal inventory levels at domestic power plants stood at approximately 92 million tons, down by nearly 32% compared to year-ago levels. The majority of our domestic customer stockpiles are below target levels for this time of year, and as such, domestic customer demand has remained robust. We have continued to secure additional coal sales contracts, and, as such, we are near fully-contracted for 2022 and have 11.4 million tons contracted for 2023.

On the export front, seaborne thermal coal markets were unusually volatile in the fourth quarter of 2021, with API2 prompt-month prices starting the quarter above $230/ton before falling to $118/ton by quarter-end. However, average API2 prompt-month prices were still improved compared to the prior-year period, with 4Q21 prices improved by 172% compared to 4Q20. Global LNG prices have continued to remain elevated with the Asian spot market benchmark price (JKM) averaging 371% higher in 4Q21 compared to the fourth quarter of 2020. Despite the ongoing strength in the international coal markets, IHS Markit estimates that U.S. thermal coal producers will reduce tons sold into the export market in 2022, expecting that these tons will remain in the domestic market. As such, it estimates that U.S. thermal coal exports will decline by approximately 9% in 2022, as domestic coal stockpiles increase by 11% in the year versus 2021. This dynamic should help to keep the international market tight in 2022.

Operations Summary

During the fourth quarter of 2021, we ran our four operational longwalls at the PAMC at a more normalized run-rate starting in November after encountering operational and geological issues during 3Q21 and early-4Q21. While these issues are now behind us, we encountered consistent transportation delays, largely due to COVID-related labor issues, that limited our shipments and production in the fourth quarter and ultimately prevented us from hitting our 24.0-million-ton mid-point guidance target for full-year 2021. The PAMC produced 5.6 million tons in 4Q21, compared to 5.9 million tons in the year-ago quarter. This brought total PAMC production to 23.9 million tons in 2021.

CEIX's total costs and expenses during the fourth quarter of 2021 were $318.0 million compared to $306.0 million in the year-ago quarter, and CEIX’s total coal revenue during the fourth quarter was $288.1 million compared to $230.5 million in the year-ago period. The significant improvement in coal revenue, despite lower production volume compared to the prior-year quarter, was the result of a $12.22 improvement in average revenue per ton sold as demand for our product has continued to strengthen throughout the year. Additionally, total revenue in 4Q21 benefited from a $115.5 million pre-tax unrealized mark-to-market gain related to commodity derivatives, which reversed much of the large unrealized loss that was recorded in 3Q21. Average cash cost of coal sold per ton1 for the fourth quarter was $30.81, compared to $27.49 in the year-ago quarter. The increase was primarily due to the ongoing development work associated with creating additional optionality for increasing production and inflationary pressures that weighed on labor, maintenance, supply and contractor expenses. For 2021, CEIX's total costs and expenses were $1,223.5 million, compared to $1,030.9 million in the prior year due to additional operating and other costs resulting from a significant increase in production in 2021 versus 2020. Our full-year 2021 average cash cost of coal sold per ton1 came in at $28.25, compared to $29.12 for full-year 2020 as we gained economies of scale due to increased production and reduced idling costs.

		Three Months Ended		Year Ended
		December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Total Revenue and Other Income	thousands	$480,625	$324,607	$1,258,947	$1,021,643
Total Costs and Expenses	thousands	$318,039	$306,044	$1,223,540	$1,030,885
Total Coal Revenue	thousands	$288,095	$230,522	$1,092,022	$772,662
Total Cash Cost of Coal Sold[1]	thousands	$171,280	$161,852	$668,812	$542,856
Coal Production	million tons	5.6	5.9	23.9	18.8
Coal Sales	million tons	5.6	5.9	23.7	18.7
Average Revenue per Ton	per ton	$51.27	$39.05	$45.75	$41.31
Average Cash Cost of Coal Sold[1]	per ton	$30.81	$27.49	$28.25	$29.12
Average Cash Margin per Ton Sold[1]	per ton	$20.46	$11.56	$17.50	$12.19

CONSOL Marine Terminal Review

For the fourth quarter of 2021, throughput volumes at the CMT were 3.1 million tons, compared to 3.1 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $15.5 million and $7.4 million, respectively, compared to $17.4 million and $9.2 million, respectively, during the year-ago period. Revenue was impaired in 4Q21 compared to 4Q20 due to the take-or-pay contract that was in place in the prior-year period, and CMT operating cash costs1 were $5.4 million in 4Q21, compared to $4.6 million in 4Q20. The increase in CMT operating cash costs was driven by higher labor and supply expense versus 4Q20. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $10.4 million and $13.2 million, respectively, in the fourth quarter of 2021 compared to $8.9 million and $11.8 million, respectively, in the year-ago period. For the full year of 2021, CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $32.3 million and $43.5 million, respectively, compared to $32.5 million and $44.4 million, respectively, in the year-ago period.

Itmann Update

Our Itmann project continued to progress according to expectations during the fourth quarter of 2021, and the project remains on track for preparation plant start-up and scale-up to full run-rate production during the second half of 2022. Relocation of the existing prep plant to the Itmann site is proceeding on schedule, with disassembly of the existing plant largely complete, and construction of foundations and structural steel erection underway at the Itmann plant site. The mine produced and sold approximately 100,000 tons of low-vol metallurgical coal (on a clean coal equivalent basis) during calendar year 2021, and due to the strength in the metallurgical coal markets, our Itmann project generated positive operating cash flow in the year. Additionally, we have succeeded in growing staffing levels consistent with our production ramp-up plan for 2022. Our sales team has initiated efforts to market the Itmann product to domestic and international customers in anticipation of completion of the prep plant. We continue to anticipate the prep plant to be commissioned in 2H22 and within the previously provided budget.

Debt Repurchase Update

During the fourth quarter of 2021, CEIX made repayments of $24.0 million and $6.8 million on our Term Loan B and equipment-financed debt, respectively, which brings our total debt payments in the quarter to $30.8 million.

For the year ended December 31, 2021, we made repayments of $25.0 million, $30.9 million, $17.1 million and $28.2 million on our Term Loan A, Term Loan B, second lien notes and equipment-financed debt, respectively. This brings our total debt payments and repurchases in the year to $101.2 million.

2022 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2022:

•	2022 targeted PAMC coal sales volume of 23.0-25.0 million tons
•	PAMC average revenue per ton sold expectation of $55.00-$57.00
•	PAMC average cash cost of coal sold per ton[2] expectation of $29.00-$31.00
•	Capital expenditures: PAMC maintenance – $110-$125 million / Itmann remaining development – $42-$47 million / Other (including ESG initiatives) – $10-$23 million
•	Expect to produce between 0.3-0.5 million tons of coal at the Itmann Mine (on a clean coal equivalent basis) with the majority of it in 2H2022

Fourth Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the fourth quarter 2021 financial and operational results, is scheduled for February 8, 2022 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-K with the Securities and Exchange Commission (SEC) reporting our results for the year ended December 31, 2021 on February 11, 2022. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", "Total Cash Cost of Coal Sold" and "Net Income (Loss) Adjusted for the Effect of Unrealized Mark-to-Market Gains (Losses) on Commodity Derivative Instruments" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~612 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Kurt Salvatori, (724) 416-8319

kurtsalvatori@consolenergy.com

Condensed Consolidated Statements of Income

The following table presents a condensed consolidated statement of income for the three months and years ended December 31, 2021 and 2020 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue and Other Income:
Coal Revenue	$288,095	$230,522	$1,092,022	$772,662
Terminal Revenue	15,493	17,403	65,193	66,810
Freight Revenue	31,448	20,849	103,819	39,990
Unrealized Gain (Loss) on Commodity Derivative Instruments	115,539	—	(52,204)	—
Other Income	30,050	55,833	50,117	142,181
Total Revenue and Other Income	480,625	324,607	1,258,947	1,021,643

Costs and Expenses:
Operating and Other Costs	194,101	185,883	743,340	667,595
Depreciation, Depletion and Amortization	56,510	54,703	224,583	210,760
Freight Expense	31,448	20,849	103,819	39,990
Selling, General and Administrative Costs	20,131	32,980	89,113	72,706
Gain on Debt Extinguishment	—	(3,441)	(657)	(21,352)
Interest Expense, net	15,849	15,070	63,342	61,186
Total Costs and Expenses	318,039	306,044	1,223,540	1,030,885

Earnings (Loss) Before Income Tax	162,586	18,563	35,407	(9,242)
Income Tax Expense	45,263	3,829	1,297	3,972
Net Income (Loss)	117,323	14,734	34,110	(13,214)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	1,649	—	(3,459)
Net Income (Loss) Attributable to CONSOL Energy Inc. Stockholders	$117,323	$13,085	$34,110	$(9,755)

Earnings (Loss) Per Share:
Basic	$3.40	$0.50	$0.99	$(0.37)
Dilutive	$3.30	$0.49	$0.96	$(0.37)

Condensed Consolidated Balance Sheets

The following table presents a condensed consolidated balance sheet as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$149,913	$50,850
Trade Receivables, net	104,099	118,289
Other Current Assets	132,328	123,802
Total Current Assets	386,340	292,941
Total Property, Plant and Equipment - Net	1,978,550	2,049,062
Total Other Assets	208,627	181,363
TOTAL ASSETS	$2,573,517	$2,523,366

LIABILITIES AND EQUITY
Total Current Liabilities	$445,232	$368,470
Total Long-Term Debt	594,650	603,061
Total Other Liabilities	860,822	998,316
Total Equity	672,813	553,519
TOTAL LIABILITIES AND EQUITY	$2,573,517	$2,523,366

Condensed Consolidated Statements of Cash Flows

The following table presents a condensed consolidated statement of cash flows for the three months and years ended December 31, 2021 and 2020 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income (Loss)	$117,323	$14,734	$34,110	$(13,214)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	56,510	54,703	224,583	210,760
Other Non-Cash Adjustments to Net Income (Loss)	(83,251)	12,414	40,892	(4,685)
Changes in Working Capital	(38,156)	(14,908)	5,984	(63,530)
Net Cash Provided by Operating Activities	52,426	66,943	305,569	129,331
Cash Flows from Investing Activities:
Capital Expenditures	(29,434)	(20,049)	(132,752)	(86,004)
Proceeds from Sales of Assets	1,519	1,120	13,572	9,899
Other Investing Activity	(7,843)	—	(8,181)	(229)
Net Cash Used in Investing Activities	(35,758)	(18,929)	(127,361)	(76,334)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(30,768)	(19,357)	(101,181)	(67,000)
Proceeds from Long-Term Debt	—	—	75,000	—
Distributions to Noncontrolling Interest	—	—	—	(5,575)
Other Financing Activities	—	(91)	(4,671)	(9,865)
Net Cash Used in Financing Activities	(30,768)	(19,448)	(30,852)	(82,440)
Net (Decrease) Increase in Cash & Cash Equivalents & Restricted Cash	$(14,100)	$28,566	$147,356	$(29,443)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	212,306	22,284	50,850	80,293
Cash and Cash Equivalents and Restricted Cash at End of Period	$198,206	$50,850	$198,206	$50,850

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

The following table presents a reconciliation of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total Costs and Expenses	$318,039	$306,044	$1,223,540	$1,030,885
Less: Freight Expense	(31,448)	(20,849)	(103,819)	(39,990)
Less: Selling, General and Administrative Costs	(20,131)	(32,980)	(89,113)	(72,706)
Less: Gain on Debt Extinguishment	—	3,441	657	21,352
Less: Interest Expense, net	(15,849)	(15,070)	(63,342)	(61,186)
Less: Other Costs (Non-Production)	(22,821)	(24,031)	(74,528)	(124,739)
Less: Depreciation, Depletion and Amortization (Non-Production)	(8,461)	(4,457)	(29,355)	(39,668)
Cost of Coal Sold	$219,329	$212,098	$864,040	$713,948
Less: Depreciation, Depletion and Amortization (Production)	(48,049)	(50,246)	(195,228)	(171,092)
Cash Cost of Coal Sold	$171,280	$161,852	$668,812	$542,856
Total Tons Sold (in millions)	5.6	5.9	23.7	18.7
Average Cost of Coal Sold per Ton	$39.34	$36.04	$36.43	$38.24
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	8.53	8.55	8.18	9.12
Average Cash Cost of Coal Sold per Ton	$30.81	$27.49	$28.25	$29.12

We evaluate our average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total Coal Revenue (PAMC Segment)	$285,807	$229,819	$1,085,080	$771,363
Operating and Other Costs	194,101	185,883	743,340	667,595
Less: Other Costs (Non-Production)	(22,821)	(24,031)	(74,528)	(124,739)
Total Cash Cost of Coal Sold	171,280	161,852	668,812	542,856
Add: Depreciation, Depletion and Amortization	56,510	54,703	224,583	210,760
Less: Depreciation, Depletion and Amortization (Non-Production)	(8,461)	(4,457)	(29,355)	(39,668)
Total Cost of Coal Sold	$219,329	$212,098	$864,040	$713,948
Total Tons Sold (in millions)	5.6	5.9	23.7	18.7
Average Revenue per Ton Sold	$51.27	$39.05	$45.75	$41.31
Average Cash Cost of Coal Sold per Ton	30.81	27.49	28.25	29.12
Depreciation, Depletion and Amortization Costs per Ton Sold	8.53	8.55	8.18	9.12
Average Cost of Coal Sold per Ton	39.34	36.04	36.43	38.24
Average Margin per Ton Sold	11.93	3.01	9.32	3.07
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	8.53	8.55	8.18	9.12
Average Cash Margin per Ton Sold	$20.46	$11.56	$17.50	$12.19

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, selling, general and administrative costs, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total Costs and Expenses	$318,039	$306,044	$1,223,540	$1,030,885
Less: Freight Expense	(31,448)	(20,849)	(103,819)	(39,990)
Less: Selling, General and Administrative Costs	(20,131)	(32,980)	(89,113)	(72,706)
Less: Gain on Debt Extinguishment	—	3,441	657	21,352
Less: Interest Expense, net	(15,849)	(15,070)	(63,342)	(61,186)
Less: Other Costs (Non-Throughput)	(188,727)	(181,254)	(721,522)	(649,207)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(55,292)	(53,408)	(219,749)	(205,665)
CMT Operating Costs	$6,592	$5,924	$26,652	$23,483
Less: Depreciation, Depletion and Amortization (Throughput)	(1,218)	(1,295)	(4,834)	(5,095)
CMT Operating Cash Costs	$5,374	$4,629	$21,818	$18,388

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and unrealized gains or losses on commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31, 2021
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$176,145	$10,415	$(69,237)	$117,323

Add: Income Tax Expense	—	—	45,263	45,263
Add: Interest Expense, net	285	1,533	14,031	15,849
Less: Interest Income	(54)	—	(827)	(881)
Earnings (Loss) Before Interest & Taxes (EBIT)	176,376	11,948	(10,770)	177,554

Add: Depreciation, Depletion & Amortization	50,940	1,218	4,352	56,510

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$227,316	$13,166	$(6,418)	$234,064

Adjustments:
Stock-Based Compensation	$1,761	$81	$183	$2,025
Unrealized Gain on Commodity Derivative Instruments	(115,539)	—	—	(115,539)
Total Pre-tax Adjustments	(113,778)	81	183	(113,514)

Adjusted EBITDA	$113,538	$13,247	$(6,235)	$120,550

	Three Months Ended December 31, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$34,590	$8,866	$(28,722)	$14,734

Add: Income Tax Expense	—	—	3,829	3,829
Add: Interest Expense, net	342	1,539	13,189	15,070
Less: Interest Income	(10)	—	(778)	(788)
Earnings (Loss) Before Interest & Taxes (EBIT)	34,922	10,405	(12,482)	32,845

Add: Depreciation, Depletion & Amortization	53,118	1,295	290	54,703

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$88,040	$11,700	$(12,192)	$87,548

Adjustments:
Stock/Unit-Based Compensation	$1,815	$100	$202	$2,117
CCR Merger Fees	2,123	—	7,199	9,322
Gain on Debt Extinguishment	—	—	(3,441)	(3,441)
Total Pre-tax Adjustments	3,938	100	3,960	7,998

Adjusted EBITDA	$91,978	$11,800	$(8,232)	$95,546

	For the Year Ended December 31, 2021
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$94,161	$32,251	$(92,302)	$34,110

Add: Income Tax Expense	—	—	1,297	1,297
Add: Interest Expense, net	1,710	6,141	55,491	63,342
Less: Interest Income	(90)	—	(3,197)	(3,287)
Earnings (Loss) Before Interest & Taxes (EBIT)	95,781	38,392	(38,711)	95,462

Add: Depreciation, Depletion & Amortization	206,727	4,834	13,022	224,583

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$302,508	$43,226	$(25,689)	$320,045

Adjustments:
Stock-Based Compensation	$5,768	$265	$599	$6,632
Gain on Debt Extinguishment	—	—	(657)	(657)
Pension Settlement	—	—	22	22
Unrealized Loss on Commodity Derivative Instruments	52,204	—	—	52,204
Total Pre-tax Adjustments	57,972	265	(36)	58,201

Adjusted EBITDA	$360,480	$43,491	$(25,725)	$378,246

	For the Year Ended December 31, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$16,185	$32,537	$(61,936)	$(13,214)

Add: Income Tax Expense	—	—	3,972	3,972
Add: Interest Expense, net	1,236	6,166	53,784	61,186
Less: Interest Income	(10)	—	(1,220)	(1,230)
Earnings (Loss) Before Interest & Taxes (EBIT)	17,411	38,703	(5,400)	50,714

Add: Depreciation, Depletion & Amortization	198,272	5,095	7,393	210,760

Earnings Before Interest, Taxes and DD&A (EBITDA)	$215,683	$43,798	$1,993	$261,474

Adjustments:
Stock/Unit-Based Compensation	$9,905	$558	$1,116	$11,579
CCR Merger Fees	2,623	—	7,199	9,822
Gain on Debt Extinguishment	—	—	(21,352)	(21,352)
Total Pre-tax Adjustments	12,528	558	(13,037)	49

Adjusted EBITDA	$228,211	$44,356	$(11,044)	$261,523

We define net income (loss) attributable to CONSOL Energy Inc. stockholders adjusted for the effect of unrealized mark-to-market gains (losses) on commodity derivative instruments as net income (loss) adjusted for the effect of current period unrealized gains or losses related to commodity derivatives. The GAAP measure most directly comparable to net income (loss) attributable to CONSOL Energy Inc. stockholders adjusted for the effect of unrealized mark-to-market gains (losses) on commodity derivative instruments is net income (loss).

The following table presents a reconciliation of net income (loss) attributable to CONSOL Energy Inc. stockholders adjusted for the effect of unrealized mark-to-market gains (losses) on commodity derivative instruments to net income (loss), the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Income (Loss)	$117,323	$14,734	$34,110	$(13,214)
Less: Unrealized (Gain) Loss on Commodity Derivative Instruments	(115,539)	—	52,204	—
Add: Effect of Income Taxes	28,873	—	(13,046)	—
Net Income (Loss) Adjusted for the Effect of Unrealized Mark-to-Market Gains (Losses) on Commodity Derivative Instruments	$30,657	$14,734	$73,268	$(13,214)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	1,649	—	(3,459)
Net Income (Loss) Attributable to CONSOL Energy Inc. Stockholders Adjusted for the Effect of Unrealized Mark-to-Market Gains (Losses) on Commodity Derivative Instruments	$30,657	$13,085	$73,268	$(9,755)

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as stock-based compensation, unrealized loss on commodity derivative instruments, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	December 31, 2021	December 31, 2020
Net Income (Loss)	$34,110	$(13,214)
Plus:
Interest Expense, net	63,342	61,186
Depreciation, Depletion and Amortization	224,583	210,760
Income Taxes	1,297	3,972
Stock/Unit-Based Compensation	6,632	11,579
Gain on Debt Extinguishment	(657)	(21,352)
Unrealized Loss on Commodity Derivative Instruments	52,204	—
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(37,364)	(17,401)
Other Adjustments to Net Income (Loss)	(4,480)	5,725
Consolidated EBITDA per Credit Agreement	$339,667	$241,255

Consolidated First Lien Debt	$329,263	$394,631
Senior Secured Second Lien Notes	149,107	167,147
MEDCO Revenue Bonds	102,865	102,865
PEDFA Bonds	75,000	—
Advance Royalty Commitments	4,858	2,185
Consolidated Indebtedness per Credit Agreement	$661,093	$666,828
Less:
Advance Royalty Commitments	$4,858	$2,185
Cash on Hand	149,913	50,850
Consolidated Net Indebtedness per Credit Agreement	$506,322	$613,793

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.49	2.54

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operating activities, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

Organic Free Cash Flow	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net Cash Provided by Operating Activities	$52,426	$66,943	$305,569	$129,331
Capital Expenditures	(29,434)	(20,049)	(132,752)	(86,004)
Organic Free Cash Flow	$22,992	$46,894	$172,817	$43,327

Distributions to Noncontrolling Interest	—	—	—	(5,575)
Organic Free Cash Flow Net to CEIX Shareholders	$22,992	$46,894	$172,817	$37,752

Free Cash Flow	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net Cash Provided by Operating Activities	$52,426	$66,943	$305,569	$129,331

Capital Expenditures	(29,434)	(20,049)	(132,752)	(86,004)
Proceeds from Sales of Assets	1,519	1,120	13,572	9,899
Free Cash Flow	$24,511	$48,014	$186,389	$53,226

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.